Exhibit 10.1

ICOS CORPORATION

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT, (the “Agreement”) is entered into pursuant to the ICOS Corporation Change in Control Severance Plan (the “Plan”) effective as of October 16, 2006, (the “Effective Date”), by and between Paul N. Clark (the “Employee”) and ICOS Corporation, a Washington corporation, (the “Company”). This Agreement and the Plan provide the complete terms and conditions of the Employee’s participation in the Plan and this Agreement supersedes all prior agreements with respect to the Employee’s participation in the Plan. The Plan and this Agreement constitute the Summary Plan Description required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1. Definitions. The following definitions shall apply for all purposes under this Agreement:

(a) Announcement. “Announcement” means the earlier of (i) the initial public announcement by the Company that it has entered into a definitive agreement which, upon consummation of the transactions contemplated thereby, will result in a Change in Control or (ii) the initial public announcement by the Company that a transaction or event constituting a Change in Control has occurred.

(b) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c) Change in Control. “Change in Control” means the occurrence of any one or more of the following events that occur on or after the Effective Date:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, unless more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such merger, consolidation or other reorganization;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Company’s Board of Directors (“Board”), as a result of which fewer than one-half of the incumbent directors are directors who either (A) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

(iv) Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A) A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(B) A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

(C) The Company; or

(v) Shareholder approval of a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. For purposes of Section 1(c)(i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of Section 1(c)(iv) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

(d) Employment Agreement. “Employment Agreement” means the employment agreement, dated June 11, 1999, by and between the Company and the Employee, as may be amended from time to time by the parties.

(e) Good Reason. “Good Reason” shall mean the occurrence on or after the effective date of a Change in Control of any of the following (without the Employee’s express written consent which specifically references this Agreement):

(i) a material and substantial diminution in the nature or status of the Employee’s position, authority, title, reporting relationships, duties or responsibilities, in each case as in effect immediately prior to the Announcement or any other action by the Company or a successor entity which results in such a material and substantial diminution, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company or successor entity within 15 days after receipt of notice thereof given by the Employee;

(ii) one or more reductions in the Employee’s “total compensation,” which is defined as follows:

(A) any reduction in the Employee’s base salary, except for across-the-board base salary reductions similarly affecting all management personnel of the Company and all management personnel of the “person” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in control of the Company; or

(B) any reduction in the Employee’s target annual bonus percentage of base salary;

(iii) the failure to grant to the Employee stock options, stock units, performance shares, or other equity-based compensation during each twelve (12) month period following the Change in Control having a substantially similar value in the aggregate (measured as of the date of grant) as those rights granted to the Employee on an annualized average basis, and having all other material terms (including vesting requirements) at least as favorable to the Employee, as those rights granted to him or her during the three-year period immediately prior to the Change in Control;

(iv) the delivery of notification to the Employee that his or her principal place of work will be relocated by a distance of 35 miles or more;

(v) the Company’s failure to continue to provide the Employee with benefits substantially similar in the aggregate to those enjoyed by the Employee under any of the Company’s life insurance, medical, health and accident, disability, pension, retirement, or other welfare benefit plans in which the Employee and his or her eligible family members were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of his or her years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(vi) the material breach by the Company or by its successor entity of any material obligation owed to the Employee under the Plan, this Agreement or the Employment Agreement.

Before “Good Reason” has been deemed to have occurred, the Employee must give the Company written notice detailing why the Employee believes a Good Reason event has occurred. The Company shall then have 15 days after its receipt of written notice to cure the items cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event(s) in question.

(f) Just Cause. “Just Cause” means any one or more of the following:

(i) The Employee’s willful and continued failure to substantially perform the Employee’s duties with the Company, as reasonably determined by the Board in good faith (other than any such failure resulting from the Employee’s incapacity due to any physical or mental illness of the Employee or any such actual or anticipated failure after the Employee’s issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties;

(ii) The Employee’s willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board in good faith (other than any such failure resulting from the Employee’s incapacity due to any physical or mental illness of the Employee or any such actual or anticipated failure after the Employee’s issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties;

(iii) The conviction of the Employee by a court of competent jurisdiction (or the entering of a plea of nolo contendere or guilty by the Employee) for a felony crime;

(iv) The Employee’s misconduct, fraud or dishonesty that causes material harm or damage to the Company; or

(v) Any unauthorized use or disclosure of confidential information or trade secrets by the Employee that causes material harm or damage to the Company.

For purposes of this Section 1(f), no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith. Notwithstanding the foregoing, the Employee shall not be deemed terminated for Just Cause pursuant to Sections 1(f)(i) or (ii) hereof unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Employee, an opportunity for the Employee, together with his or her counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board’s good faith determination the Employee had engaged in conduct set forth in this Section 1(f) and specifying the particulars thereof in reasonable detail.

(g) Separation from Service. “Separation from Service” means the Employee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations thereunder.

(h) Severance Payment. “Severance Payment” shall mean the cash severance payment described in Section 2(b)(i).

(i) Specified Interest Rate. “Specified Interest Rate” shall mean a rate equal to 75 basis points over the yield on the Treasury Constant Maturity Series with maturity equal to six months as of the date of the Employee’s Separation from Service, as reported in Federal Reserve Statistical Release H.15.

(j) Total Disability. “Total Disability” shall be deemed to have occurred if the Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2. Qualifying Termination; Severance Benefits.

(a) Qualifying Termination. The Employee shall be entitled to receive the Severance Payment and other benefits described in Section 2(b) below if within the 18-month period commencing with the date of the occurrence of a Change in Control, either:

(i) The Employee resigns his or her employment for Good Reason within six months after the Employee of the occurrence of an event specified in Section 1(e); or

(ii) The Company terminates the Employee’s employment for any reason other than Just Cause, death or Total Disability.

The occurrence of either Section 2(a)(i) or 2(a)(ii) is a “Qualifying Termination”.

(b) Severance Benefits.

(i) Cash Payment. In the event of a Qualifying Termination, the Employee shall be entitled to receive an amount equal to the sum of:

(A) three times the Employee’s annual base salary, as in effect on the date of the termination of the Employee’s employment (or, if greater, the Employee’s annual base salary as in effect on the date of the Announcement) and calculated without regard to any reduction in the Employee’s annual base salary that constitutes Good Reason;

(B) an amount determined by multiplying three times the greatest of (1) the Employee’s performance cash bonus at target for the year of termination, (2) the Employee’s performance cash bonus at target for the calendar year which includes the Announcement or (3) the most recent annual cash bonus payment received by the Employee;

(C) an amount determined by multiplying the greatest of (1) the Employee’s performance cash bonus at target for the year of termination, (2) the Employee’s performance cash bonus at target for the calendar year which includes the Announcement or (3) the most recent annual cash bonus payment received by the Employee, by a fraction the numerator of which is the number of days elapsed since the completion of the most recently completed performance period for which a bonus was paid (or for which the Compensation Committee determined that no bonus was payable) and the denominator of which is 365; and

(D) $30,000, which the Company intends to be used for the purpose of obtaining financial counseling, tax planning and outplacement services.

Subject to Section 2(d) below, the Severance Payment shall be made to the Employee in a single lump sum cash payment on or as soon as practicable following the day of the Employee’s Separation from Service, but in any event no later than 15 business days following the Employee’s Separation from Service; provided, however, that if the Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, the Severance Payment shall be made on the first business day that is at least six months after the date of the Employee’s Separation from Service (or, if earlier, the date of the Employee’s death). In the event that payment of the Severance Payment is delayed as a result of the Employee’s status as a “specified employee,” the Employee shall also be entitled to receive interest on the Severance Payment at the Specified Interest Rate from the date of the Employee’s Separation from Service through the expiration of the period ending three days prior to the date the Severance Payment is made.

(ii) Accelerated Vesting. Upon the occurrence of a Qualifying Termination, all of the Employee’s then outstanding stock options, restricted stock awards, and performance shares shall accelerate and become fully vested.

(iii) Benefits Coverage.

(A) Upon the occurrence of a Qualifying Termination, the Company shall either (1) continue to provide the Employee and the Employee’s covered dependents with fully-insured health (including, medical, prescription and vision), dental, long-term and short-term disability, life and accidental death or dismemberment benefits coverages that are at least as favorable to the Employee and the Employee’s covered dependents (as determined on a coverage-by-coverage basis and taking into account all tax consequences to the Employee and the Employee’s covered dependents) as the coverages provided to the Employee and the Employee’s covered dependents immediately prior to the Qualifying Termination (or, if greater, immediately prior to the Announcement), or (2) provide the Employee with a different benefits arrangement that is substantially economically equivalent to the Employee, including on a coverage-by-coverage and after-tax basis. The Company shall continue to provide such coverage and benefits until the earlier of (1) the date that the Employee becomes covered by comparable coverage offered by another employer, or (2) the date that is 36 months after the Employee’s Qualifying Termination. All coverage and benefits provided pursuant to this Section 2(b)(iii) shall be pursuant to an arrangement that qualifies for an exception from, or complies with, the requirements of Section 409A of the Code (whether or not the Company elects to provide such fully-insured coverage and benefits or an arrangement that is substantially economically equivalent to the Employee). As a condition to providing the coverage and benefits described in this Section 2(b)(iii), the Company may require the Employee to pay the employee portion of the cost of such benefits (with such employee portion to be an amount not exceeding the rate charged to other active employees of the Company on the date of the Employee’s Qualifying Termination or, if less, immediately prior to the Announcement).

(B) Nothing in this Section 2(b)(iii) shall reduce or eliminate the rights of the Employee and the Employee’s dependents under Section 4980B of the Code, Sections 601 through 608 of ERISA, or under any other applicable law.

(c) Mitigation. Except as may be expressly provided in this Agreement, (i) the Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2 (whether by seeking new employment or in any other manner) and (ii) no payment shall be reduced by earnings that the Employee may receive from any other source.

(d) Conditions. All payments and benefits provided under this Section 2 and Section 3 below are conditioned on the Employee’s continuing compliance with the Plan, this Agreement and the Employee’s execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment. There is no entitlement to any payments or benefits unless and until such release of claims and covenant not to sue is effective.

3. Tax Effect of Payments.

(a) Excise Taxes. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of the Plan and this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Company will make an additional payment to the Employee (the “Gross-Up Payment”) in an amount sufficient to cover (1) any Excise Taxes, (2) all taxes on the Gross-Up Payment, and (3) all interest and/or penalties imposed with respect to such taxes. If the Employee is entitled to receive the Gross-Up Payment, then Item 9 (“Gross-Up Payment for Golden Parachute Taxes”) of the Employment Agreement shall not be applicable. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of the Qualifying Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Company most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations, both to the Company and to the Employee within seven (7) business days of the Employee’s termination date, if applicable, or such earlier time as is requested by the Company or by the Employee. If applicable, the Auditors shall furnish the Employee with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on the Employee’s federal income tax return. Any Determination by the Auditors shall be binding upon the Company and the Employee, absent manifest error. The Company shall pay the fees and costs of the Auditors. If the Auditors do not agree to perform the tasks contemplated by this Section 3, then the Employee shall promptly select another qualified accounting firm to perform such tasks. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

4. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company, and any other entity that is both an affiliate of the successor and a party to an agreement evidencing a transaction constituting a Change in Control, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to terminate his or her employment and receive compensation from the Company in the same amount and on the same terms to which the Employee would be entitled hereunder if the Employee terminated his or her employment for Good Reason during the 18-month period commencing with the date of the occurrence of a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the Employee’s termination of employment. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Effect on Other Agreements. Except as set forth below, the Employee’s rights hereunder shall be in addition to any rights the Employee may otherwise have under all benefit plans or agreements of the Company or its affiliates to which the Employee is a party or in which the Employee is a participant, including, but not limited to, any employee benefit plans, bonus plans and equity incentive plans. The provisions of this Agreement shall not in any way abrogate the Employee’s rights under such other plans and agreements (including, without limitation, an Employee’s right to receive compensation for any vacation or wages accrued as of the date of his or her termination of employment). Notwithstanding the foregoing, to the extent the provisions of the Employment Agreement provide for the payment of cash severance and/or other benefits to the Employee upon a termination of employment that would constitute a Qualifying Termination within the 18-month period commencing with the date of the occurrence of a Change in Control, such provisions shall be deemed to be terminated and superseded by this Agreement and such provisions shall have no further force or effect. In the event of any conflict in terms between this Agreement (or the Plan) and the Employment Agreement, the terms of this Agreement (or the Plan) shall prevail and govern.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e) Choice of Law. This Agreement is subject to ERISA and the validity, interpretation, construction and performance of this Agreement shall be governed by that law. To the extent that state law is applicable, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of laws principles thereof.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) No Assignment. The rights of the Employee to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 5(g) shall be void.

(h) Nondisparagement. As of the Effective Date and thereafter, the Employee agrees that he/she will not disparage the Company or its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. The Employee further agrees that he/she will not direct anyone to make any disparaging oral or written remarks to any third parties.

(i) Non-solicit; Non-compete. During the Employee’s employment with Company and for 24 months after the Employee’s termination of employment, the Employee shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership: (i) induce or attempt to induce any person who at the time of such inducement is an employee of Company to perform work or service for any other person or entity other than Company or (ii) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any erectile dysfunction drug.

(j) Nondisclosure. Notwithstanding any requirement that the Company may have to publicly disclose the terms of the Plan or this Agreement pursuant to applicable law or regulations, the Employee agrees to use reasonable efforts to maintain in confidence the existence of the Plan and this Agreement, the contents and terms of the Plan or this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Agreement Information”). The Employee also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to the Employee’s family members or personal advisors who shall also agree to maintain confidentiality of the Agreement Information.

(k) ERISA; Internal Revenue Code Section 409A. The Plan and this Agreement are intended to provide severance benefits under ERISA. The payments and benefits provided pursuant to the Plan and this Agreement are intended to satisfy the requirements of Code Section 409A or an exception from such requirements. The parties acknowledge and agree that, to the extent necessary to comply with the requirements of Code Section 409A, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, the requirements of Code Section 409A and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. If the terms of this Agreement do not satisfy the requirements of Code Section 409A and all exceptions to Code Section 409A are inapplicable, the Company and the Employee shall work together in good faith to adopt such amendments to this Agreement, including amendments with retroactive effect, that the Employee believes are necessary or appropriate to comply with the requirements of Section 409A or an exception therefrom.

6. Term of Agreement. This Agreement shall continue in effect until the Company shall have given the Employee two years advance written notice of an amendment or cancellation that would reduce the benefits that the Employee would otherwise receive under the pre-amended Agreement. In addition, such pre-amended version of this Agreement shall continue in effect for a period of two years after a Change in Control, if such Change in Control shall have occurred prior to the effectiveness of an amendment or cancellation. Except as provided in the next paragraph, this Agreement shall terminate if the Employee’s employment is terminated prior to a Change in Control. Termination of the Plan or this Agreement shall not absolve the Company of its duty to continue satisfying its obligations under Section 2 and Section 3 if such obligations arose on or before the effective date of the Plan and Agreement’s termination.

This Agreement shall remain effective if, in connection with an impending Change in Control that is actually consummated, the Company terminates the Employee’s employment for any reason other than Just Cause, death or Total Disability or the Employee resigns his/her employment because of an event that would constitute Good Reason. The Company’s Board of Directors shall determine in good faith whether such a termination or resignation is occurring in connection with an impending Change in Control. However, such a termination or resignation shall in any event be deemed to be in connection with an impending Change in Control if such termination or resignation (i) is required by the merger agreement or other instrument relating to such Change in Control, (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control or (iii) is made during the five business day period immediately preceding the date of such Change in Control.

IN WITNESS WHEREOF, each of the parties has executed this Amended and Restated Change in Control Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE:

Paul N. Clark

ICOS CORPORATION:

By:
As Its:

EXHIBIT A

Form of Release of Claims and Covenant Not To Sue

In consideration of the payments and other benefits that ICOS Corporation, a Washington corporation (the “Company”), is providing to Paul N. Clark (the “Employee”) under the Amended and Restated Change in Control Severance Agreement entered into by and between the Employee and the Company, dated October 16, 2006, the Employee, on his/her own behalf and on behalf of the Employee’s representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, demands, actions, costs, rights, liabilities, damages or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that the Employee ever had, now has or might have as of the date of the Employee’s termination of employment with the Company against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, attorneys, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to the Employee’s employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.

These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Industrial Welfare Commission’s Orders, and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment, and the law of contract and tort and any claim for attorneys’ fees.

Furthermore, the Employee acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which the Employee was already entitled. The Employee acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by the Employee to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present. With respect to the claims released in the preceding sentences, the Employee will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, successors, or assigns (including all such persons or entities that have a current or former relationship with the Company), for the purpose of obtaining any personal relief, nor assist or participate in any such proceedings, including any proceedings brought by any third parties (except as otherwise required or permitted by law). The Employee further acknowledges that he/she has been advised by this writing that:

•	he/she should consult with an attorney prior to executing this release;

•	he/she has at least twenty-one (21) days (or, in the event that the termination of the Employee’s employment is in connection with an exit incentive or other employment termination program, forty-five (45) days) within which to consider this release;

•	he/she has up to seven (7) days following the execution of this release by the parties to revoke the release; and

•	this release shall not be effective until such seven (7) day revocation period has expired.

The Employee agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EMPLOYEE

Paul N. Clark

Date: